UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☒   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
PERMIAN BASIN ROYALTY TRUST

(Name of the Registrant as Specified In Its Charter)
SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
SOFTVEST GP I, LLC
ERIC L. OLIVER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒   No fee required.
☐   Fee paid previously with preliminary materials.
☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED
OCTOBER 15, 2025
SPECIAL MEETING OF HOLDERS OF UNITS OF BENEFICIAL INTEREST
OF
PERMIAN BASIN ROYALTY TRUST

PROXY STATEMENT
OF
SOFTVEST, L.P.
SoftVest, L.P. (“SoftVest LP”) is furnishing this proxy statement (this “Proxy Statement”) and enclosed proxy card (the “Proxy Card”) to holders of units of beneficial interest (the “Units”) of Permian Basin Royalty Trust (the “Trust”), in connection with the solicitation of proxies for use at the special meeting of holders of Units (“Unitholders”) scheduled to be held on [DATE], 2025 at [TIME], at [LOCATION] (such meeting, together with any adjournments, continuations or postponements thereof, and any meeting called in lieu thereof, the “Special Meeting”).
This solicitation is being conducted by SoftVest LP, SoftVest Advisors LLC (“SoftVest Advisors”), SoftVest GP I, LLC (“SoftVest GP”) and Eric L. Oliver (“Mr. Oliver” and, together with SoftVest LP, SoftVest Advisors and SoftVest GP, the “Participants” or “SoftVest”). The Participants are also referred to in this Proxy Statement as “we”, “us” or “our”.
At the Special Meeting, Unitholders will be asked to consider and vote on (1) a non-binding proposal for SoftVest Advisors or another appropriate party to take appropriate actions as beneficiaries of the Trust to effect the judicial reformation or modification of the Permian Basin Royalty Trust Indenture, to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by Unitholders at a special meeting at which a quorum is present (such proposal, the “Indenture Reformation Proposal”) and (2) an adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the Indenture Reformation Proposal (the “Adjournment Proposal” and, together with the Indenture Reformation Proposal, the “Proposals”).
The Participants beneficially own in the aggregate 6,217,107 Units, which represent approximately 13.3% of the outstanding Units.
THIS SOLICITATION IS BEING MADE BY THE PARTICIPANTS, AND NOT ON BEHALF OF THE TRUSTEE OF THE TRUST. THE TRUSTEE HAS NOT MADE, AND IS NOT EXPECTED TO MAKE, A RECOMMENDATION FOR OR AGAINST THE APPROVAL OF EITHER PROPOSAL. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE SPECIAL MEETING OTHER THAN THE PROPOSALS.
The record date for the Special Meeting is the close of business on [•], 2025 (the “Record Date”). This Proxy Statement is first being sent or given to Unitholders on or about [•], 2025.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting — This Proxy Statement and our Proxy Card are available at: [WEBSITE]
If you have any questions regarding your Proxy Card please contact:
D.F. King & Co., Inc.
Holders may call toll-free: (888) 605-1956
Banks and brokers call: (212) 448-4470
E-mail: PBT@dfking.com

THE TRUST AND TRUST INDENTURE
Except as otherwise noted herein, the information concerning the Trust and the Trust Indenture has been taken from or is based upon documents and records on file with the Securities and Exchange Commission (“SEC”). Unitholders are urged to read the Trust Indenture and any other documents the Trust has filed with the SEC, including the Trust’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”), the most recent Quarterly Report on Form 10-Q filed with the SEC on August 13, 2025, and Current Reports on Form 8-K filed during the calendar year 2025, all of which documents are available for free at the SEC’s website at www.sec.gov. Although the Participants do not have any knowledge that would indicate that any statement contained herein that is based upon such documents and records is untrue, it does not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Trust to disclose events that may affect the significance or accuracy of such information.
The description of the Trust Indenture provided below does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Trust Indenture, a copy of which has been filed by the Trust with the SEC and is listed as Exhibits 4(a) and 4(b) to the 2024 Annual Report, and available for free at the SEC’s website at www.sec.gov. We will also make copies available to you by contacting our proxy solicitor, D.F. King, at the numbers or e-mail address listed on the cover of this Proxy Statement.
Background on the Trust
The Trust is an express trust created under the laws of the state of Texas by the Permian Basin Royalty Trust Indenture (as amended, the “Trust Indenture”), initially entered into on November 1, 1980, between Southland Royalty Company (the “Settlor”) and The First National Bank of Fort Worth, as trustee. Argent Trust Company, a Tennessee chartered trust company, is the current trustee of the Trust (the “Trustee”).
At the inception of the Trust, the Settlor conveyed to the initial trustee, to hold on behalf of the Trust beneficiaries, certain net overriding royalties in minerals and royalty interests (the “Royalties”) in lands located primarily in the Permian Basin area in Texas which are currently producing oil and gas.
The Settlor of the Trust chose an “express trust” structure that is subject to the provisions of the Texas Trust Code for the benefit of Unitholders as the beneficiaries of the Trust. While the Trust Indenture outlines specific purposes of the Trust to include the mechanisms of managing the Royalties as a depleting asset, we believe the over-arching purpose of the Trust is to benefit the beneficiaries of the Trust, who are the Unitholders.
Pursuant to Section 2.02 of the Trust Indenture, the purposes of the Trust are to (a) convert the Royalties to cash either by (1) retaining them and collecting the proceeds from production until production has ceased or the Royalties have otherwise terminated or (2) selling or otherwise disposing of the Royalties (within the limits stated in the Trust Indenture) and (b) distribute such cash, net of amounts for payment of liabilities of the Trust, to Unitholders pro rata. Per the Trust Indenture, the Trust was intended to be limited to the receipt of revenues attributable to the Royalties and the distribution of such revenues, after payment of or provision for Trust expenses and liabilities, to Unitholders.
The function of the Trustee is to collect the income attributable to the Royalties, to pay all expenses and charges of the Trust, and then to distribute the remaining available income to Unitholders. The Trust is not empowered to carry on any business activity and has no employees; all administrative functions are performed by the Trustee.
The terms of the Trust Indenture provide that the Trustee shall not, in its capacity as trustee of the Trust, engage in any business or commercial activity of any kind whatsoever and shall not, under any circumstances, use any portion of the Trust estate to acquire any oil and gas lease, royalty or other mineral interest other than the Royalties, or, subject to limited exceptions, acquire any other asset. The Trustee is also not permitted to accept contributions to the Trust other than the Royalties.
The terms of the Trust Indenture also provide, among other things, that the Trustee (a) may establish a cash reserve for the payment of any liability which is contingent or uncertain in amount, (b) is authorized to borrow funds to pay liabilities of the Trust and (c) will make monthly cash distributions to Unitholders.

Super-Majority Voting Requirements under Trust Indenture
Section 10.02 of the Trust Indenture provides that amendments to the provisions of the Trust Indenture may generally be made by a vote of Unitholders present or represented at a special meeting of Unitholders. However, under Section 10.01 of the Trust Indenture, no amendment may be made to any provision of the Trust Indenture which would (a) alter the purposes of the Trust or permit the Trustee to engage in any business or investment activities substantially different from those specified in the Trust Indenture, (b) alter the rights of Unitholders vis-a-vis each other or (c) permit the Trustee to distribute the Royalties in kind either during the continuation of the Trust or during the period of liquidation or winding up under Section 9.03 of the Trust Indenture.
Section 8.03 of the Trust Indenture also provides that the affirmative vote by Unitholders of at least 75% of all Units then outstanding shall be required to (a) approve or authorize any sale of all or any part of the assets of the Trust, (b) terminate the Trust pursuant to Section 9.02(b) of the Trust Indenture or (c) approve any amendment to or affecting Section 8.03 of the Trust Indenture.
Certain Consequences of Super-Majority Voting Requirements
It is our belief that the provisions on the Trust’s permitted activities in the Trust Indenture, combined with the super-majority voting requirements to amend certain provisions of the Trust Indenture, in each case as described above, severely limit Unitholders’ ability to maximize value on their investment in the Units. By way of example, without a super-majority vote, the Trust cannot (a) effect the Proposed Conversion (as discussed below), (b) engage in any Potential Strategic Transactions (as discussed below) or (c) effect the sale of the Royalties, even if the Trust receives a financially attractive third-party proposal. As further discussed under the heading “BACKGROUND AND REASONS FOR THE SOLICITATION” below, the Participants have been advised that achieving a super-majority vote is practically impossible given the disperse ownership of Unitholders and historical lack of participation by Unitholders at special meetings.

PROPOSAL ONE — THE INDENTURE REFORMATION PROPOSAL
At the Special Meeting, Unitholders will be asked to consider and vote on a non-binding proposal for SoftVest Advisors or another appropriate party to take appropriate actions as beneficiaries of the Trust to effect the judicial reformation or modification (the “Indenture Reformation”) of the Trust Indenture, to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by Unitholders at a special meeting at which a quorum is present (such proposal, the “Indenture Reformation Proposal”). Approval of the Indenture Reformation Proposal would not be binding on the Trust or the Trustee. However, if the Indenture Reformation Proposal is approved, we currently intend to seek, as Trust beneficiaries, the Indenture Reformation in a court of competent jurisdiction.
The Trust Indenture invokes the laws of Texas, including the Texas Trust Code found in Subtitle B of Title 9 of the Texas Property Code (the “Trust Code”), as the governing law of the Trust. The Trust Code permits a court with jurisdiction to modify or reform a trust upon petition of a trustee or beneficiary if, among other criteria, (a) because of circumstances not known to or anticipated by the settlor, the order will further the purposes of the trust or (b) modification of administrative, nondispositive terms of the trust is necessary or appropriate to prevent waste or impairment of the trust’s administration.
In order to pursue the Indenture Reformation, SoftVest Advisors or another appropriate party would file a petition with a jurisdictional court under the applicable provisions of Texas law requesting the Indenture Reformation and/or other appropriate relief. After this filing has been submitted, service of process will be required on all Unitholders who have not otherwise appeared or waived appearance (this may include service by alternative means if approved by the court). Unitholders will have the opportunity to file answers opposing the petition. If successful, the Indenture Reformation would be effective upon entry of a final judgement by the court, subject to appeal. We expect the judicial proceeding to take a minimum of six to twelve months from the filing of the petition, excluding any potential appeal.
The presence in person or by proxy of Unitholders holding a majority of the Units outstanding at the Record Date constitutes a quorum, and the Indenture Reformation Proposal will be deemed to have been approved by the Unitholders if it is approved by the vote of a majority in interest of such Unitholders constituting a quorum. Abstentions, if any, are counted in tabulations of the votes cast and have the effect of a vote “against.” Because there are no routine matters on the agenda that brokers may vote uninstructed Units on, broker “non-votes” are not expected at the Special Meeting. Accordingly, broker “non-votes”, if any, will have no effect on the Indenture Reformation Proposal. If the enclosed Proxy Card is returned and you have indicated how you wish to vote, the Proxy Card will be voted in accordance with your instructions. Should the enclosed Proxy Card be returned without instructions on how you wish to vote on this Indenture Reformation Proposal, your Proxy Card will be deemed to grant such authority and will be voted FOR the Indenture Reformation Proposal.
SOFTVEST CANNOT GUARANTEE THAT (1) IT WILL PROCEED TO ATTEMPT TO EFFECT THE INDENTURE REFORMATION, EVEN IF THE INDENTURE REFORMATION PROPOSAL IS APPROVED AT THE SPECIAL MEETING OR (2) IF THE INDENTURE REFORMATION PROPOSAL IS APPROVED AND SOFTVEST ADVISORS OR ANOTHER APPROPRIATE PARTY SEEKS THE INDENTURE REFORMATION, A COURT OF COMPETENT JURISDCTION WOULD NECESSARILY APPROVE THE INDENTURE REFORMATION ON THE TERMS SOUGHT, THE TIMING THEREOF OR AT ALL.
The Participants intend to review their investment in the Units on a continuing basis. Depending on various factors including, without limitation, the Trust’s financial position and strategy, the price levels of the Units, conditions in the securities markets, general economic and industry conditions, and Unitholder support to complete the Indenture Reformation and Proposed Conversion, the Participants may in the future take such actions with respect to their investment in the Trust as they deem appropriate including, without limitation, (a) purchasing additional Units, (b) selling some or all of their Units or (c) sponsoring or ceasing to sponsor the Indenture Reformation and Proposed Conversion.

BACKGROUND AND REASONS FOR THE SOLICITATION
Since acquiring Units in 2020, from time to time the Participants have engaged with the Trustee, investors and other industry participants (including Blackbeard Operating, LLC (“Blackbeard”), the operator of the properties in the Waddell Ranch, in Crane County, Texas, in which the Trust holds a 75% net overriding royalty) to better understand current developments, the economic potential of the Waddell Ranch properties and opportunities to create value for Unitholders.
The Participants now believe, based on their work, that the current structure of the Trust’s Royalties on the Waddell Ranch properties is sub-optimal for Unitholders:
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The Royalties held by the Trust on the Waddell Ranch properties are burdened by the accrued capital and operating costs associated with oil and gas operations, including the costs of drilling, completion and abandonment (“Production Costs”), in addition to traditional royalty deductions for post-production marketing costs (“Post-Production Costs”).

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The technology utilized to develop oil and gas formations in the Permian Basin where the Waddell Ranch is located has changed significantly since 1980, when the Trust was initially formed. In particular, the advent of horizontal drilling and hydraulic fracturing technology — developments not anticipated by the Settlor — has unlocked new opportunities for oil and gas production, while significantly increasing the cost and complexity associated with drilling new wells. This is reflected in the development of the Waddell Ranch properties, where Blackbeard has drilled approximately 265 horizontal wells and 428 vertical wells since 2020. Based on information in the 2024 Annual Report and the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, there has been both a significant increase in (i) the Production Costs incurred to develop the Waddell Ranch properties — from $28,405,719 in 2019 to $224,970,682 in 2024, and (ii) gross proceeds of sales from the Waddell Ranch properties — from $39,425,195 in 2019 to $242,067,954 in 2024.1

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Despite the significant increase in revenue from production between 2019 and 2024, deductions for accrued Production Costs negatively impacted upside in the form of distributions to the Trust for the Royalties from the Waddell Ranch properties, which were $8,264,606 in 2019 (representing approximately 21.0% of gross proceeds) and $12,822,955 in 2024 (representing 5.3% of gross proceeds).

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Under the Trust’s Royalty conveyance documents, if Production Costs and Post-Production Costs exceed revenues for the Waddell Ranch properties or the other Royalty properties in Texas, such excess costs must be recovered, with accrued interest, from future net proceeds and cannot reduce net proceeds from the other conveyance. During such “excess cost deficit” periods, the Trust receives no distributions and is instead forced to effectively borrow money from Blackbeard at prevailing short-term Treasury rates that must be offset from future production and revenue otherwise paid to the Trust. Unitholders assume substantial economic risk under such an arrangement as the return on horizontally fractured wells is highly dependent on crude oil prices in the first few months of production. Unlike Blackbeard, the Trust, as currently constructed, is not permitted to hedge this risk. This creates a potential misalignment in incentives between Blackbeard and Unitholders and increases risk that these investments generate inadequate, or potentially negative, returns.

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The Waddell Ranch properties have not contributed any Royalty income to the Trust since October 2024 and remain in a deficit position of approximately $28 million as of June 30, 2025. The Participants believe that a traditional royalty that is free from deduction for all Production Costs and subject to only limited Post-Production Costs would have generated steady, predictable distributable cash flow during this period.

1
Note that, per the 2024 Annual Report, oil and gas production for the calendar year 2024 reported above is associated with actual production for 11 months from November 2023 through September 2024 for the Waddell Ranch properties because as of the filing of the 2024 Annual Report, Blackbeard had refused to provide the Trustee with information necessary to calculate the net proceeds as of the New York Stock Exchange notification date for the monthly distribution beginning in May 2024.

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Blackbeard has invested almost $500 million of cash flow (more than $10.00 per Unit if the Participants’ internally modeled capital expenditures through September 2025 are included) into developing the Waddell Ranch properties since becoming operator. Due to the restrictive nature of the Trust Indenture, Unitholders have not been informed as to how this money is being invested — returns, break-evens, projections and other factors. The Participants believe that Unitholders should be informed about how their money is being invested. Through these capital expenditures, Unitholders have, in effect, financially supported Blackbeard’s efforts in better understanding the Waddell Ranch properties. The Participants believe these lessons learned likely have similar application to properties on the Central Basin Platform and that Unitholders should benefit financially if Blackbeard’s operations expand into territories having similar geologic characteristics.

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As royalty trust owners, the Participants know most Unitholders bought an interest in the Trust with the expectation of consistent cash flow (distributions). Due to the nature of the Royalties on the Waddell Ranch properties, which are fully burdened by Production Costs, distributions have been limited. We believe these Production Costs may continue to be elevated for the foreseeable future and as a result, under the current Trust structure, there will continue to be limited, if any, distributions to the Trust. In that regard, we know that Blackbeard currently has 34 permits outstanding for new wells approved by the railroad commission that have not yet been drilled.

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In addition, we note that the Royalties held by the Trust on the Waddell Ranch properties do not uniformly burden the lands within the Waddell Ranch, but rather only burden certain tracts within those lands. The Participants believe that this limitation combined with the unusual structure of the Royalty has potentially suppressed additional development on the Waddell Ranch properties.

In light of the foregoing, the Participants believe that Unitholders would benefit from the ability to effect various transactions that are currently restricted activities under the Trust Indenture — activities which could also be better pursued if the Trust was converted into a publicly traded corporation or limited liability company (the “Proposed Conversion”). The Proposed Conversion would be effected by means of (a) the transfer of the Trust’s assets to a newly-formed corporation or limited liability company (“Newco”), (b) the subsequent distribution of Newco’s equity interests to Unitholders and (c) the termination of the Trust.
The Proposed Conversion would (a) allow management by a board of directors or other governing body operating under modern governance principles and (b) such governing body, with the support of professional management, could facilitate Newco’s ability to explore value-maximizing transactions. These potential transactions could include, among other things (collectively, the “Potential Strategic Transactions”):
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restructuring the Trust’s existing net overriding royalty interest (which is burdened by Production Costs) in certain tracts held by Blackbeard within the Waddell Ranch into a traditional oil and gas mineral royalty that is not burdened by Production Costs covering 100% of the tracts owned by Blackbeard within the Waddell Ranch, and potentially seeking an interest in royalties generated by the surface estate associated with the Waddell Ranch properties — an asset mix that would provide more consistent cash flow over time. We believe that Blackbeard will be incentivized to exchange the current Royalty held by the Trust for a more industry-standard royalty structure;

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evaluating and pursuing what we believe are ample opportunities to invest in similar properties in the region;

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seeking partnership opportunities with Blackbeard to participate in the monetization of the knowledge and expertise gained by Blackbeard in operating the Trust’s properties; and

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implementing a hedging strategy, which would better align the economic incentives of Blackbeard and Unitholders.

We believe both the Proposed Conversion and the Potential Strategic Transactions are not permitted under the Trust Indenture and could not be effected without amendments to the Trust Indenture, which requires a super-majority vote. See information under the heading “BACKGROUND ON THE TRUST — Super-Majority Voting Requirements under Trust Indenture” above. The Participants have been advised that achieving such a vote is practically impossible given the disperse ownership of Unitholders and historical lack of participation by Unitholders at special meetings. By way of illustration, the last special meeting of Unitholders, held on May 4, 2022, garnered a quorum of approximately 54.8% of the outstanding Units after a solicitation period of over three months. In fact, the special meeting, which was initially scheduled for April 5, 2022, had to be adjourned due to lack of a requisite quorum. Therefore, the Participants believe that the only pragmatic path to effect the Proposed Conversion and Potential Strategic Transactions is by means of the Indenture Reformation.
Even if the Proposed Conversion is not effected, we believe that effecting the Indenture Reformation will give the Trustee and Unitholders the flexibility to approve Potential Strategic Transactions and other transactions that would otherwise require super-majority voting, such as selling the Royalties to a third party in a transaction that is financially favorable to Unitholders, or other Potential Strategic Transactions (although each such transaction would have to be approved via individual Trust Indenture amendments and would be difficult to negotiate and effect without the support of a governing body and professional management team).
SOFTVEST CANNOT GUARANTEE THAT IF (1) THE INDENTURE REFORMATION IS APPROVED, THE PROPOSED CONVERSION WILL BE PURSUED OR COMPLETED OR (2) THE PROPOSED CONVERSION IS COMPLETED, BLACKBEARD AND ITS AFFILIATES (OR ANY OTHER COUNTERPARTY) WILL ENTER INTO ANY POTENTIAL STRATEGIC TRANSACTION ON TERMS ACCEPTABLE TO THE BOARD OF DIRECTORS OR OTHER GOVERNING BODY OF NEWCO OR THAT THE BOARD OF DIRECTORS OR SUCH OTHER GOVERNING BODY OF NEWCO WILL ENGAGE IN ANY DISCUSSION RELATED TO ONE OR MORE POTENTIAL STRATEGIC TRANSACTIONS.
Coordination Agreement With The Trustee and Filing of Schedule 13D
On October 9, 2025, SoftVest Advisors and the Trustee entered into a Coordination and Confidentiality Agreement (the “Coordination Agreement”), pursuant to which, among other things, the Trustee, in accordance with the Trust Indenture, will cause to be furnished to SoftVest Advisors and its representatives such list of Unitholders, list of non-objective beneficial owners and other records reasonably available to the Trustee to facilitate SoftVest’s solicitation of proxies for the Special Meeting. The foregoing description of the Coordination Agreement is qualified in its entirety by reference to the Coordination Agreement, a copy of which is filed as Exhibit 1 to the Schedule 13D filed by SoftVest LP on October 10, 2025.
On October 10, 2025, the Participants filed a Schedule 13D with the SEC disclosing entry into the Coordination Agreement and an intent to submit the Indenture Reformation Proposal.
Other Consequences of the Indenture Reformation
If the Indenture Reformation Proposal is approved, and subsequently a court of competent jurisdiction approves the Indenture Reformation, a simple majority of Unitholders voting at a special meeting would be allowed to approve, among others, any of the following actions that we believe currently necessitate a super-majority vote under the Trust Indenture:
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the Proposed Conversion;

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any Potential Strategic Transaction;

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suspending conversion of the Royalties to cash;

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stopping monthly distribution of the Trust’s cash, net of amounts for payment of liabilities of the Trust;

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carrying on new business or commercial activities;

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using the Trust estate to acquire any oil and gas lease, royalty or other mineral interest (other than the Royalties), or acquire other assets;

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accepting contributions to the Trust (other than the Royalties);

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altering the purposes of the Trust or permitting the Trustee to engage in any business or investment activities substantially different from those specified in the Trust Indenture;

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altering the rights of Unitholders vis-a-vis each other;

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permitting the Trustee to distribute the Royalties in kind either during the continuation of the Trust or during the period of liquidation or winding up under Section 9.03 of the Trust Indenture;

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approving or authorizing any sale of all or any part of the assets of the Trust;

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terminating the Trust pursuant to Section 9.02(b) of the Trust Indenture; or

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approving any amendment to or affecting Section 8.03 of the Trust Indenture.

The Indenture Reformation would also permit Unitholders to remove the Trustee with or without cause by a simple majority vote, as opposed to the currently required affirmative vote of the holders of a majority of all Units then outstanding.
Please note that effecting the Proposed Conversion would terminate the Trust’s status as a fixed investment trust that is taxed as a grantor trust for federal income tax purposes. Newco would be subject to tax at the entity level if it is a corporation (unlike a grantor trust that is not subject to tax at the Trust level), but the Participants intend to explore the most tax-efficient way to complete the Proposed Conversion, including the possibility of having Newco be a limited liability company treated as a partnership. The foregoing summary of the potential tax implications for the Trust and for you of certain actions that could be effected by a simple majority of Unitholders if the Indenture Reformation is approved (as opposed to a super-majority vote) is not exhaustive and does not purport to be complete. Many other provisions of the federal income tax laws may affect individual Unitholders. The federal income tax consequences to a Unitholder of these potential activities will depend in part on such Unitholder’s individual tax circumstances. Unitholders should consult their own tax advisor to determine the particular tax consequences of the Proposed Conversion, any Potential Strategic Transactions or other matters.
WE STRONGLY RECOMMEND A VOTE FOR THE INDENTURE REFORMATION PROPOSAL.
IF THE TRUST REFORMATION PROPOSAL IS APPROVED AT THE SPECIAL MEETING AND THE INDENTURE REFORMATION IS APPROVED BY A COURT OF COMPETENT JURISDICTION ON THE TERMS SOUGHT, A FURTHER VOTE FROM UNITHOLDERS WILL BE REQUIRED TO APPROVE THE FINAL TERMS OF THE PROPOSED CONVERSION. VOTING TO APPROVE THE INDENTURE REFORMATION PROPOSAL AT THE SPECIAL MEETING DOES NOT REQUIRE YOU TO VOTE IN FAVOR OF THE PROPOSED CONVERSION IF AND WHEN IT IS PUT TO A VOTE OF UNITHOLDERS.

PROPOSAL TWO — THE ADJOURNMENT PROPOSAL
The Participants seek your approval to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the Indenture Reformation Proposal. If it is necessary or appropriate to adjourn the Special Meeting, and the adjournment is for a period of less than thirty (30) days, no notice of the time or place of the reconvened meeting will be given to Unitholders, other than an announcement made at the Special Meeting.
The proposal to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of Indenture Reformation Proposal requires the affirmative vote of Unitholders who, as of the Record Date, held Units representing a majority of the Units represented in person or by proxy at the Special Meeting. Accordingly, abstentions and broker non-votes in the proposal to adjourn the Special Meeting will have the effect of votes against such adjournment. If the enclosed Proxy Card is returned and you have indicated how you wish to vote, the Proxy Card will be voted in accordance with your instructions. Should the enclosed Proxy Card be returned without instructions on how you wish to vote on this Adjournment Proposal, your Proxy Card will be deemed to grant such authority and will be voted FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the Indenture Reformation Proposal.
WE URGE YOU TO VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT THE SOLICITATION OF ADDITIONAL PROXIES IN FAVOR OF PROPOSAL ONE.
OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING
Except as set forth in this Proxy Statement, the Participants are not aware of any other matter likely to be considered at the Special Meeting. However, if the Participants learn of any other proposals at a reasonable time before the Special Meeting, the Participants will either supplement this Proxy Statement and provide Unitholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the Proxy Card solicited by the Participants will vote such proxies in their discretion.

INFORMATION ABOUT THE PARTICIPANTS
SoftVest LP is a hedge fund specializing in the ownership of oil and gas minerals and royalties, with more than 8,000 net royalty acres in the Midland and Delaware Basins, along with various non-core acreage throughout Texas and the United States.
The general partner of SoftVest LP is SoftVest GP. Mr. Oliver is the managing member of SoftVest GP. The principal business of SoftVest GP is to act as general partner to SoftVest LP. The principal business of SoftVest Advisors is to serve as investment manager of SoftVest LP.
Mr. Oliver is an experienced oil and gas investor with nearly 30 years of experience buying and selling properties (which includes his experience as the managing member of SoftVest LP which he founded in 1999) and over 40 years of experience managing investments with an emphasis in the energy market. Among other relevant experience:
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In 2019, SoftVest was the catalyst to the conversion of Texas Pacific Land Corporation (NYSE: TPL) from an 1888 Business Trust into a c-corporation with modern governance that was added to the S&P 500 in November 2024. Mr. Oliver joined the TPL board of directors in January 2021, and will be stepping down in November 2025, when his current term expires;

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In 2019, Mr. Oliver, as President of Midland Map Company, LLC, a Permian Basin oil and gas lease and ownership map producer since 1997, led the sale of the company to Drillinginfo (now known as Enverus, Inc.);

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In 2007, through certain affiliated entities, SoftVest successfully acquired the assets of the Santa Fe Energy Trust (formerly, NYSE: SFF), which consisted of royalty and working interest properties across the United States; and

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Mr. Oliver has served on the board of directors of AMEN Properties, Inc. (“Amen”) since July 2001 and was appointed Chairman of the board in September 2002. AMEN owns, directly or indirectly, certain oil and gas royalty and working interest properties.

The principal business address of the Participants is 400 Pine Street, Suite 1010, Abilene, Texas 79601.
SoftVest LP holds 6,217,107 Units (the “SoftVest Units”), which represent approximately 13.3% of the Units. The Participants may be deemed to share beneficial ownership of the SoftVest Units. Mr. Oliver’s family members and partnerships for the benefit of Mr. Oliver’s family own an additional 17,000 Units, with respect to which Mr. Oliver disclaims beneficial ownership.
SoftVest LP has the following short put options outstanding: (a) 3,965 short put options, referencing 396,500 Units, which are currently exercisable at $12.50 per Unit and expire on December 19, 2025 and (b) one short put option, referencing 100 Units, which is currently exercisable at $15.00 per Unit and expires on December 19, 2025. In the future, the Participants may from time to time transact in other derivative securities referencing the Units.
The Participants do not have any substantial interest in any of the matters to be acted upon at the Special Meeting, other than in their capacities as Unitholders.
For information regarding the security ownership of certain beneficial owners and management of the Trust, see Schedule I of this Proxy Statement.
The Participants intend to vote their Units “FOR” the Proposals.

VOTING AND PROXY PROCEDURES
Who can vote?
Unitholders as of the close of business on the Record Date will be entitled to vote at the Special Meeting. If you are a Unitholder of record on the Record Date, you will retain the voting rights in connection with the Special Meeting even if you sell such Units after the Record Date. Accordingly, it is important that you vote the Units held by you on the Record Date or grant a proxy to vote such Units on the Proxy Card, even if you sell such Units after such date. We have been advised by the Trustee that, as of the Record Date, there were [•] Units outstanding. Each Unit is entitled to one vote.
What is the required quorum at the Special Meeting?
According to the Trust Indenture, for purposes of the Special Meeting there will be a quorum if the holders of a majority of the outstanding Units are present in person or by proxy.
How do I vote by proxy?
If your Units are held in your name, you may vote by proxy as follows:
•
Vote by Internet:   Please access the website linked on your Proxy Card and follow the on-screen instructions or scan the QR code with your smartphone. You will be required to provide the unique control number printed on your Proxy Card and should have your Proxy Card available when you call.

•
Vote by Telephone:   Please call toll-free from the U.S. or Canada the phone number listed on your Proxy Card and follow the simple instructions provided. You will be required to provide the unique control number printed on your Proxy Card and should have your Proxy Card available when you call.

•
Vote by Mail:   If you do not have access to a touch-tone telephone or to the Internet or wish to vote by mail, please sign, date and return the Proxy Card in the envelope provided, or mail to: SoftVest L.P., c/o D.F. King & Co., Inc., 28 Liberty Street, 53rd Floor, New York, New York 10005.

You may vote by Internet or telephone 24 hours a day, 7 days a week until 11:59 PM EDT the day before the Special Meeting. Your Internet or telephone vote authorizes the named proxies to vote your Units in the same manner as if you had executed a Proxy Card.
The Internet and telephone voting procedures use a control number that appears on your Proxy Card to authenticate you as a Unitholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by Internet or telephone, you do not need to return the Proxy Card.
How do I vote Units that I hold through a broker, bank or other custodian?
If you hold Units through someone else, such as a broker, bank or other custodian, you will receive voting material from that firm. You can complete the voting form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to access and utilize those voting methods. If you hold your Units in a stock brokerage account or by a bank or other custodian, you will not be able to vote in person at the Special Meeting, unless you have previously requested and obtained a “legal proxy” from your broker, bank or other custodian and present it at the Special Meeting.
What if I plan to attend the Special Meeting, should I still submit a Proxy Card?
Yes. Whether or not you plan to attend the Special Meeting, we urge you to submit a Proxy Card. Returning the enclosed Proxy Card will not affect your right to attend and vote at the Special Meeting.
What if I want to revoke my proxy?
Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (a) submitting a duly executed proxy bearing a later date or submitting a later proxy using the Internet or telephone voting procedures described above, (b) filing a later-dated written revocation with an agent of the

Trust, or (c) attending and voting at the Special Meeting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation. If you hold your Units in a brokerage account or by a bank or other custodian, unless you have obtained a “legal proxy” from your bank, broker or other custodian, you will need to follow the instructions provided by your bank, broker or other custodian to revoke your voting form or submit a new voting form.
Are Unitholders entitled to appraisal?
To the knowledge of the Participants, under applicable law, Unitholders are not entitled to appraisal or other similar dissenters’ rights in connection with any matter anticipated to be acted on at the Special Meeting.
IF YOU SIGN AND SUBMIT YOUR PROXY CARD WITHOUT SPECIFYING HOW YOU WOULD LIKE YOUR UNITS VOTED, YOUR UNITS WILL BE VOTED “FOR” EACH OF THE PROPOSALS.
BY EXECUTING THE ENCLOSED PROXY CARD, YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.
SOLICITATION; EXPENSES
Proxies may be solicited by mail, advertisement, telephone, internet, e-mail, facsimile, other media and personal solicitation by the Participants. No additional compensation will be paid to the Participants for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Participants’ solicitation material to their customers for whom they hold Units, and the Participants will reimburse them for their reasonable out-of-pocket expenses.
SoftVest has retained D.F. King & Co., Inc. (“DFK”) to assist in the solicitation of proxies and for related services. SoftVest will pay DFK an estimated fee of up to $20,000 and has agreed to reimburse DFK for certain out-of-pocket fees and expenses and to indemnify DFK against certain liabilities and expenses, including reasonable legal fees and related charges. DFK will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Approximately 15 persons will be used by DFK in its solicitation efforts.
The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Participants.
ADDITIONAL INFORMATION
Unitholder Proposals
The Trust does not hold annual meetings of Unitholders. Accordingly, a date by which Unitholders must make proposals for inclusion in the Special Meeting will not be published. Certain Unitholders, or groups of Unitholders owning not less than 15% of the then outstanding Units, may call special meetings of Unitholders pursuant to the terms of the Trust Indenture to approve any appropriate matter.
Householding Information
The Trustee will not provide householding in connection with the solicitation of proxies.
Where You Can Find More Information
The Units of the Trust are listed on the New York Stock Exchange under the symbol “PBT.” The Trust files annual, quarterly and current reports and other information with the SEC. The Trust’s SEC filings, including the 2024 Annual Report, are available to the public over the internet at the SEC’s website at http://www.sec.gov.
This Proxy Statement is dated October 15, 2025. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to Unitholders shall not create any implication to the contrary.

SCHEDULE I
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth all persons who are known to the Participants to own beneficially more than 5% of the outstanding Units of the Trust as of October 10, 2025:
Name	Number of Units Owned	Percent(1)
SoftVest, L.P.(2)	6,217,107	13.3%
Horizon Kinetics Asset Management LLC(3)	5,839,825	12.5%

(1)
Based on [•] Units outstanding as of the Record Date.

(2)
The Participants share beneficial ownership of the 6,217,107 SoftVest Units. Mr. Oliver’s family members and partnerships for the benefit of Mr. Oliver’s family own an additional 17,000 Units, with respect to which Mr. Oliver disclaims beneficial ownership.

(3)
Based on Schedule 13G/A filed July 2, 2025 by Horizon Kinetics Asset Management LLC (“Horizon”). The principal business address of Horizon is 470 Park Ave S, 8th Fl S New York, NY 10016.

Security Ownership of Management.   The Trust has no directors or officers. As of March 10, 2025, the Trustee held no Units in any fiduciary capacity.

IMPORTANT
Please review this Proxy Statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few Units you own.
1.
If your Units are registered in your own name, please sign, date and mail the enclosed Proxy Card to DFK in the postage-paid envelope provided, or vote by Internet or telephone, today.

2.
If your Units are held in the name of a brokerage firm, bank nominee or other institution, only such firm, nominee or other institution can vote your Units and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed voting form in the postage-paid envelope provided, and to ensure that your Units are voted, you should also contact the person responsible for your account and give instructions for a Proxy Card to be issued representing your Units.

If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement, or need help voting your Units, please contact our proxy solicitor:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Holders may call toll-free: (888) 605-1956
Banks and brokers call: (212) 448-4470
E-mail: PBT@dfking.com

PRELIMINARY COPY — SUBJECT TO COMPLETION — DATED OCTOBER 15, 2025
[FORM OF PROXY CARD]
PERMIAN BASIN ROYALTY TRUST
Special Meeting of Holders of Units of Beneficial Interest
THIS PROXY IS SOLICITED ON BEHALF OF SOFTVEST, L.P., SOFTVEST ADVISORS, LLC, SOFTVEST GP I, LLC AND ERIC L. OLIVER (COLLECTIVELY, THE “PARTICIPANTS”).
THIS PROXY SOLICITATION IS NOT BEING MADE BY OR ON BEHALF OF PERMIAN BASIN ROYALTY TRUST.
The undersigned appoint(s) each of Eric L. Oliver and Kline Oliver as proxy (each and any substitute, a “Proxyholder”) with full power of substitution and with discretionary authority to vote all units of beneficial interest (the “Units”) of Permian Basin Royalty Trust (the “Trust”), which the undersigned would be entitled to vote if personally present at the special meeting scheduled to be held on [DATE], 2025 at [TIME], at [LOCATION] (including any adjournments, continuations or postponements thereof and at any meeting called in lieu thereof (the “Special Meeting”)) on all matters coming before the Special Meeting.
The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the Units held by the undersigned and hereby ratifies and confirms all actions the herein named Proxyholders, their substitutes, or any of them may lawfully take by virtue hereof. Other than the proposals set forth on the reverse side of this card, the Participants are not aware of any other matters to be considered at the Special Meeting. However, should other matters, unknown a reasonable time before the Special Meeting, be brought before the Special Meeting, each Proxyholder will vote on such matters in its discretion. If properly executed, this proxy will be voted as directed and each Proxyholder will vote in his or her discretion with respect to any other matters, unknown a reasonable time before the Special Meeting, as may properly come before the Special Meeting.
To vote by Internet access [•] and follow on-screen instructions or scan the QR code with your smartphone. To vote by telephone call [•] in the United States or [•] from foreign countries from any touch-tone telephone and follow the instructions.
IF NO DIRECTION IS INDICATED WITH RESPECT TO PROPOSALS ONE AND TWO ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.

IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD TODAY!
WE RECOMMEND A VOTE “FOR” PROPOSALS ONE AND TWO BELOW.
PROPOSAL ONE:   Approval of SoftVest Advisors, LLC or another appropriate party taking all appropriate actions to effect the judicial reformation or modification of the Permian Basin Royalty Trust Indenture dated November 1, 1980, as later restated and amended (the “Trust Indenture”) to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast by Unitholders at a special meeting at which a quorum is present.
FOR THE INDENTURE REFORMATION ☐	AGAINST THE INDENTURE REFORMATION ☐
ABSTAIN ON THE INDENTURE REFORMATION
☐
PROPOSAL TWO:   Approval of the adjournment of the Special Meeting, if necessary or appropriate, to permit solicitation of additional proxies in favor of the above proposal.
FOR THE ADJOURMENT OF THE SPECIAL MEETING (IF NECESSARY) ☐	AGAINST THE ADJOURMENT OF THE SPECIAL MEETING (IF NECESSARY) ☐
ABSTAIN ON THE ADJOURMENT OF THE SPECIAL MEETING (IF NECESSARY) ☐
PLEASE SIGN AND DATE ON THE REVERSE SIDE

FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.
Date:

Signature:

Signature (if held jointly):

Title(s):

Please sign exactly as name appears on the certificates representing the Units or on the label affixed thereto. When Units are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign and date. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.
PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE
ENCLOSED.